Exhibit 99.1
NEWS RELEASE
RANGE PROVED RESERVES INCREASE 18%
FORT WORTH, TEXAS, JANUARY 28, 2010...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves at December 31, 2009 increased 18% to 3.1 Tcfe. From all sources, Range replaced 486% of production in 2009 with all the reserve replacement occurring through the drill bit and positive performance revisions. Finding and development costs from all sources, including leasehold additions and all price and performance revisions, averaged $0.98 per mcfe. Excluding price revisions, finding and development costs averaged $0.89 per mcfe. Drill bit development costs averaged $0.68 per mcfe.
For 2009, Range added 770 Bcfe of proved reserves through the drill bit. No reserves were added through acquisitions. Performance revisions added 90 Bcfe, while price revisions reduced proved reserves by 86 Bcfe. During 2009, Range sold properties containing 140 Bcfe of proved reserves and production was 159 Bcfe. As a result, year-end 2009 reserves totaled 3.1 Tcfe; up 18% from the 2.7 Tcfe at year-end 2008.
At year-end 2009, 84% of Range’s proved reserves by volume were natural gas, 10% were natural gas liquids and 6% were crude oil. Of the total, 77% of proved undeveloped reserves were located in the Marcellus, Barnett and Nora properties. The percentage of reserves in the proved undeveloped category was 45% at year-end 2009, versus 38% at year-end 2008. The increase in percentage of proved undeveloped reserves was primarily due to the recording of additional proved undeveloped reserves in the Marcellus Shale play where Range had outstanding results in 2009. As of year-end 2009, for each of its proved developed wells in the Marcellus Shale play, Range recorded on average 1.2 offset drilling locations as proved undeveloped reserves. Range currently estimates that its unproven Marcellus acreage position contains resource potential, net to its interest, of 18 to 25 Tcfe.
As noted above, from all sources, Range replaced 486% of production in 2009. Excluding the 86 Bcfe of price revisions, reserve replacement would have been 540% of production in 2009. The Company’s estimate of cash drilling and development costs incurred during 2009 including exploration expenses is $585 million. The Company estimates that it spent $177 million for acreage in 2009. Finding and development cost from all sources averaged $0.98 per mcfe with price revisions, or $0.89 per mcfe excluding price revisions. Drill bit development cost (excludes price revisions and acreage cost) was $0.68 per mcfe.
In 2009, Range sold properties containing 140 Bcfe of proved reserves. The sold properties included the Fuhrman Mascho field in West Texas and essentially all of the Company’s properties in the State of New York. These properties included 2,291 producing and non-producing wells.
For year-end 2009, new SEC (“Securities and Exchange Commission”) rules were implemented requiring that the reserve calculations be based on the average prices throughout the year, versus the previous method which required year-end prices. The benchmark cash prices under the new method were $3.87 per Mmbtu for natural gas and $60.85 per barrel for crude oil (Cushing), representing the simple average of the prices for the first day for each month of 2009. Based on these prices adjusted for energy content, quality and basis differentials ($3.19 per Mmbtu and $54.65 per barrel, respectively), the pre-tax discounted (10%) present value of the year-end 2009 reserves was $2.6 billion. Using the previous SEC pricing method (year-end benchmark prices of $5.79 per Mmbtu and $79.36 per barrel with similar adjustments) proved reserves would have been 3.2 Tcfe and the pre-tax discounted present value would have been $5.1 billion. Using the 10-year futures strip prices at December 31, 2009 (averaging $6.91 per Mmbtu and $92.36 per barrel with similar adjustments), reserves would have been 3.3 Tcfe with a pre-tax discounted present value of $6.6 billion.
In addition to the new SEC rules regarding oil and gas prices, the SEC also implemented new rules regarding proved undeveloped reserves. The rule change allows for additional drilling locations to be classified as proved undeveloped reserves assuming such locations are supported by reliable technologies. As noted above for year-end 2009 using the new SEC rules for both oil and gas prices and proved undeveloped reserves, Range’s finding and development cost from all sources, including leasehold additions and all price and performance revisions averaged $0.98 per mcfe. Based on the previous SEC rules for determining reserves and pricing, Range’s finding and development cost at year-end 2009, including leasehold additions and all price and performance revisions, would have been $1.21 per mcfe. The $1.21 per mcfe average for 2009 based on the previous SEC rules compares to Range’s historical average of $1.97 per mcfe for the five year period 2004 through 2008. The “apples-to-apples” decrease of approximately 40% in finding and development cost for 2009 versus the prior five-year period is a reflection of Range’s high-graded property portfolio and, in particular, the impact of the Marcellus Shale play.
Commenting, John H. Pinkerton, Range’s Chairman and CEO, said, “Range’s strategy is to consistently grow production and reserves at low cost. Earlier this week, we reported our sixth consecutive year of double-digit production growth. Today, we are reporting that our proved reserves grew 18% in 2009 at an all-sources reserve replacement ratio of 486% and at an all-in finding and development cost of $0.98 per mcfe. The 18% increase in proved reserves was achieved despite selling non-core properties containing 140 Bcfe of proved reserves, losing 86 Bcfe of proved reserves due to the decline in natural gas prices and despite the fact that we added no reserves through property acquisitions. All of our production and reserve growth was the result of our very successful drilling program. While proved reserves grew 18%, our estimate of the net unproved resource potential has increased to 22 to 30 Tcfe. Importantly, the largest portion of our unproved resource potential relates to the Marcellus Shale play where our drilling results and those of the industry have materially de-risked a significant portion of our acreage position. Based on the available public information, we believe that Range’s per-share exposure to the Marcellus Shale play exceeds that of any other Marcellus producer. Given the progress made in our core areas, and in particular the Marcellus Shale play, we are extremely well positioned to continue to add significant per-share value over the next several years.”
SUMMARY OF CHANGES IN PROVED RESERVES
(in Mmcfe)

Balance at December 31, 2008	2,654
Extensions, discoveries and additions	770
Purchases	—
Performance revisions	90
Price revisions	(86)
Sales	(140)
Production	(159)

Balance at December 31, 2009	3,129

Based on the year-end proved reserves, Range does not expect to record any impairment of its proved properties. However, the Company does expect to record some impairments. The Company’s current analysis indicates that $26 to $29 million of non-cash unproved leasehold impairments will be recognized due to lease expirations and acreage that the Company believes will not be developed due to high-grading of its drilling inventory in the current commodity price environment. In addition, the Company will record an $11 million cash gain on acreage sold during the quarter. Range will expense the remaining unamortized cost of $10 million associated with the refrigeration processing plant in southwest Pennsylvania gas processing site that will be disassembled to allow for expansion. The interim refrigeration facilities have been replaced by cryogenic processing facilities that are expected to recover twice the amount of liquids than the interim refrigeration plant. The Company has no goodwill recorded on its balance sheet.
The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2009 currently planned to be filed with Securities and Exchange Commission by the end of February 2010.
Disclosure Statements:
Range has disclosed two primary metrics in this release to measure our ability to establish a long-term trend of adding reserves at a reasonable cost — a reserve replacement ratio and finding and development cost per unit. The reserve replacement ratio is an indicator of our ability to replace annual production volumes and grow our reserves. It is important to economically find and develop new reserves that will offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves as they are produced. We believe the ability to develop a competitive advantage over other natural gas and oil companies is dependent on adding reserves in our core areas at lower costs than our competition. The reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and additions, proved reserves added by performance and the reduction of reserves due to changes in prices as shown in the table.
Finding and development cost per unit is a non-GAAP metric used in the exploration and production industry by companies, investors and analysts. The calculations presented by the Company are based on estimated and unaudited costs incurred excluding asset retirement obligations and divided by proved reserve additions (extensions, discoveries and additions shown in the table) adjusted for the changes in proved reserves for performance revisions and/or price revisions as stated in each instance in the release. This calculation does not include the future development costs required for the development of proved undeveloped reserves.
The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, since the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies.
Year-end pre-tax discounted present value may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range’s pre-tax discounted present value as of December 31, 2009 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2009 by reducing Range’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s Form 10-K.
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwestern and Appalachian regions of the United States. The Company has updated its most recent presentation on its website for the changes announced in this press release.
Except for historical information, statements made in this release such as pe- share exposure, unproved resource potential and those relating to expected leasehold impairment, possible reserve writedowns, and finding and development costs in 2009 that are still subject to audit, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.
The “SEC” permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.
2010-3

Contact:	Rodney Waller, Senior Vice President David Amend, Investor Relations Manager Karen Giles, Corporate Communications Manager (817) 870-2601 www.rangeresources.com

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